Exhibit 3.51

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP OF

LAKE COGEN, LTD.

The undersigned, constituting the sole general partner of Lake Cogen, Ltd., a Florida limited partnership, (the “Limited Partnership”) hereby executes this certificate of amendment to the Limited Partnership’s amended and restated certificate, of limited partnership to be filed pursuant to section 620.109 Florida Statutes.

1.             The name of the Limited Partnership is:

Lake Cogen, Ltd.

2.             The date of filing the certificate of limited partnership is:

March 13, 1991

3.             The date of filing the amended and restated certificate of limited partnership (the “Amended and Restated Certificate”) is

August 4, 1992

4.             The Amended and Restated Certificate is hereby amended to indicate the elimination of Lake Interest Holdings Inc. as a general partner. The sole general partner of the Limited Partnership is

NCP Lake Power Incorporated

IN WITNESS WHEREOF, the undersigned general partner has duly executed this Certificate of Amendment to Amended and Restated Certificate of Limited Partnership this 9th day of February, 1998.

NCP LAKE POWER INCORPORATED
General Partner

By:	/s/ John A. McTear
Name:	John A. McTear
Title:	Vice President